Exhibit 99.1

Breitling Energy Announces Completion Procedures For Two Permian Basin Wells

Dallas, Texas – April 8, 2015 – Breitling Energy Corporation (OTCBB:BECC) is preparing completion and fracking procedures on two wells in its farmout lease in the Permian Basin.

The Hoppe “63” #1 well was drilled to a depth of approximately 8,600 feet. Electric and porosity logs indicate numerous pay zones in the stacked Permian formation including intersections with the Upper, Middle and Lower Wolfcamp, Albaugh, Triple M, Credo, Cisco sands, Canyon B and C sands, Cline and the Strawn Lime.

“This is the beauty of drilling in the Permian Basin and is why we are focusing there right now,” said Chris Faulkner, Breitling Energy’s CEO, “ It’s amazing what is available in the Permian, with one wellbore, we are able to intersect 11 potential pay zones and still be above 9,000 feet.

Nearby, is the Breitling Energy Sellers “66” #1, which was recently drilled to a depth of approximately 8,640 feet. This well also intersected seven potential pay zones. Both wells should be fracked within the next 45 days.

ABOUT BREITLING ENERGY CORPORATION

Breitling Energy Corporation is a growing U.S. energy company based in Dallas, Texas engaged in the exploration and development of high-probability, lower risk onshore oil and gas properties. The Company’s dual-focused growth strategy primarily relies on leveraging management’s technical and operations expertise to grow through the drill-bit, while also growing its base of non-operating working interests and royalty interests. Breitling Energy's oil and gas operations are focused primarily in the Permian Basin of Texas and the Mississippi oil window of southern Kansas and Northern Oklahoma, with non-operating investments in Texas, North Dakota, Oklahoma and Mississippi. Breitling Energy Corporation is traded over the counter under the ticker symbol: BECC. Additional information is available at www.breitlingenergy.com.

CONTACT:

Thomas Miller, VP of Communications, Breitling Energy, 214-716-2600

Gil Steedley, VP of Capital Markets, Breitling Energy, 214-716-2600

SOURCE Breitling Energy Corporation

Follow us on Twitter: @BreitlingEnergy
Linkedin: http://goo.gl/8IS4Af

Youtube Channel: http://goo.gl/XJXY5i

Google+:http://goo.gl/jnie5x

For more info please visit: www.breitlingenergy.com